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                                                                      EXHIBIT 11

                         EARNINGS PER SHARE COMPUTATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                          1999         1998         1997
                                         -------      -------      -------
EARNINGS PER COMMON AND DILUTIVE
  POTENTIAL COMMON SHARE:
  Income Before Extraordinary Item       $36,586      $29,602      $21,662
                                         =======      =======      =======
  Net Income                             $36,586      $29,602      $21,204
                                         =======      =======      =======
  Shares:
  Weighted average number of common
     shares outstanding - Basic           26,689       26,294       21,374
  Effect of dilutive securities (a):
     Stock options                           330          607          736
     Warrants                                                          385
                                         -------      -------      -------
   Adjusted common shares - Diluted       27,019       26,901       22,495
                                         =======      =======      =======
EARNINGS PER SHARE - DILUTED:
  Income Before Extraordinary Item       $  1.35      $  1.10      $  0.96
                                         =======      =======      =======
  Net Income                             $  1.35      $  1.10      $  0.94
                                         =======      =======      =======

(a) Shares issuable were derived using the "Treasury Stock Method" for all dilutive potential shares.